Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement No. 333-248893 on Form S-8 of StepStone Group Inc. of our report dated July 23, 2021, with respect to the combined consolidated balance sheets of Greenspring Associates and Affiliates as of December 31, 2020 and 2019 and the related combined consolidated statements of operations, changes in shareholders’ equity, and cash flows for the years then ended, which report appears in this Amendment to Current Report on Form 8-K of StepStone Group Inc.

/s/ SC&H Attest Services, P.C.

Sparks, Maryland

November 12, 2021